Exhibit 99.6

FORM ASSET REPRESENTATIONS REVIEWER AGREEMENT

This ASSET REPRESENTATIONS REVIEWER AGREEMENT, dated as of [__][__], 2015 (this “Agreement”), is entered into by and among Barclays Bank Delaware (“BBD”), a Delaware banking corporation (together with its permitted successors and assigns, in its capacity as the “Servicer” and as “Sponsor”), Clayton Fixed Income Services LLC, a Delaware limited liability company (“Clayton” or, in its capacity as an Asset Representation Reviewer, the “Asset Representations Reviewer”), and Barclays Dryrock Issuance Trust, a Delaware statutory trust, as issuer (the “Issuer”).

RECITALS

WHEREAS, the Issuer and U.S. Bank National Association, a national banking association, in its capacity as indenture trustee (the “Indenture Trustee”) have entered into the Amended and Restated Indenture, dated as of August 1, 2012, as amended and restated as of December 17, 2013 (as further amended, restated or otherwise modified from time to time, the “Master Indenture”);

WHEREAS, the Issuer and the Indenture Trustee have entered into and from time to time may enter into one or more indenture supplements (each an “Indenture Supplement”, and together with the Master Indenture, the “Indenture”);

WHEREAS, under each Indenture Supplement the Issuer shall confirm the appointment of Clayton as the Asset Representations Reviewer for such Series of Notes; and

WHEREAS, Clayton is willing to perform the duties of the Asset Representations Reviewer specified herein and the Indenture pursuant to the conditions described herein and therein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BBD, the Issuer and Clayton, hereby agree as follows:

Section 1.                   Definitions.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture. As used in this Agreement and its exhibits, the following terms shall have the following meanings:

“ARR Eligibility Requirements” means that the Asset Representations Reviewer must be a Person who (a) is not Affiliated with BBD, the Transferor, the Indenture Trustee, the Owner Trustee or any of their Affiliates and (b) is not Affiliated with a Person that was, engaged by BBD or any underwriter of any Notes to perform any due diligence on the Receivables prior to the closing date of any applicable Series.

“ARR Fees” has the meaning specified in Section 5.

“ARR Review” means the completion by the Asset Representations Reviewer of the procedures listed under “Tests” in Exhibit A for each Review Account and Review Receivable.

“BBD” means Barclays Bank Delaware in its capacity as both Sponsor and Servicer, unless otherwise specified.

“Confidential Information” has the meaning specified in Section 13.

“Control” means, the power to direct or cause the direction of the management and policies of an entity by contract or otherwise.

“Cure Period” has the meaning specified in Section 12(d).

“Eligible Representations” shall mean those representations identified within the “Eligible Representations” included in Exhibit A.

“Good Industry Practice” means, in relation to any undertaking and any circumstances, the exercise of a high degree of skill, diligence, prudence and foresight that would reasonably be expected from a highly skilled and experienced Person engaged in the same type of undertaking under the same or similar circumstances.

“Losses” has the meaning specified in Section 9.

“Personally Identifiable Information” or “PII” has the meaning specified in Section 14.

“Review Accounts” means, those Accounts identified by the Servicer as requiring an ARR Review, corresponding to the Review Receivables.

“Review Materials” means the documents and other materials for each Test listed under “Review Materials” in Exhibit A.

“Review Notice” has the meaning specified in Section 4.

“Review Receivables” means, those Receivables identified by the Servicer as requiring an ARR Review, corresponding to the Sixty Day Delinquent Assets reported in and relating to the Monthly Noteholders’ Statement for the Monthly Period in which the conditions for an ARR Review were satisfied.

“Review Report” means, for any ARR Review, the report of the Asset Representations Reviewer prepared in accordance with this Agreement and the Indenture.

“Termination Notice Date” has the meaning specified in Section 12(c).

“Tests” means, the procedures listed under “Tests” in Exhibit A.

“Test Complete” has the meaning specified in Section 4.

“Test Fail” has the meaning specified in Section 4.

“Test Incomplete” has the meaning specified in Section 7.

“Test Pass” has the meaning specified in Section 4.

“Work Product” means all works, inventions, data and other items created, conceived or reduced to practice pursuant to or in connection with this Agreement, including any Review Report created as a result of an ARR Review.

Section 2.                   Appointment.

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BBD hereby engages, and the Issuer does hereby agree to appoint pursuant to each Indenture Supplement, Clayton to act as the Asset Representations Reviewer, and Clayton does hereby accept the role of Asset Representations Reviewer for each Series of Notes set forth hereto on Annex A, and Clayton (in its capacity as the Asset Representations Reviewer) hereby agrees to perform all the duties and obligations of the Asset Representations Reviewer under this Agreement and the Indenture. The Asset Representations Reviewer may not delegate or subcontract its obligations under this Agreement or the Indenture to any Person without the prior written consent of BBD and the Issuer.

Section 3.                   Confirmation of Status.

The ARR Review is designed to perform Tests designed to determine whether or not Review Accounts and Review Receivables were in compliance with the Eligible Representations. The ARR Review is not designed to determine any of the following: (i) reason for delinquency, (ii) creditworthiness of the Obligor, either at the time of the ARR Review or as of the Account or Receivable creation date, (iii) overall quality of any Account or Receivable, (iv) whether the Servicer has serviced any Account or Receivable in compliance with the Servicing Agreement, (v) whether noncompliance with the representations or warranties constitutes a breach of the provisions Transaction Documents, (vi) whether the Review Accounts or Review Receivables were in compliance with the representations and warranties (other than Eligible Representations) set forth in the Transaction Documents, or (vii) to establish cause, materiality or recourse for any failed Test as described herein.

Section 4.                   Duties of the Asset Representations Reviewer.

(a) ARR Review. In furtherance of its undertaking in Section 2 above, from and after the date hereof until the termination of this Agreement pursuant to Section 12 the Asset Representations Reviewer agrees to undertake an ARR Review and perform the procedures set forth in Exhibit A hereto (each a “Test”), using the Review Materials listed for each such Test in Exhibit A, if the Noteholders vote for an ARR Review pursuant to the terms of the Indenture and upon receipt of notification from the Servicer (a “Review Notice”). For each Test relating to each Review Receivable and each Review Account, the Asset Representations Reviewer will determine if the Test has been satisfied (a “Test Pass”) or if the Test has not been satisfied (a “Test Fail”).

The Asset Representations Reviewer will complete the Tests for each of the Review Accounts and Review Receivables within [60] days of receiving access to the Review Materials under Section 7.

The Asset Representations Reviewer will only be required to perform the Tests listed in Exhibit A, and will have no obligation to perform additional procedures on any Review Account or Review Receivable or to provide any information other than a Review Report described in this Section 4.

Following the delivery of the list of the Review Receivables and Review Accounts, and before the delivery of the Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer if a Review Receivable is no longer part of the Collateral. On receipt of notice, the Asset Representations Reviewer will immediately terminate all Tests of such Review Receivable and related Review Account, and the review of such Review Receivable and related Review Account will be considered complete (a “Test Complete”). Moreover, if any Review Receivable or Review Account was included in a prior ARR Review, the Asset Representations Reviewer will not perform any Tests on it, but will include the results of the previous Tests in the Review Report for the current ARR Review.

(b) Review Reports. Within [five] days of completing the ARR Review, the Asset

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Representations Reviewer will deliver to the Servicer and the Indenture Trustee a Review Report indicating for each Review Receivable and each Review Account whether there was a Test Pass or a Test Fail for each Test, or whether the Review Receivable or Review Account was a Test Complete and the related reason. The Review Report will contain a summary of the ARR Review results to be included in the Issuer’s Form 10-D report for the Monthly Period in which the Review Report is received. The Asset Representations Reviewer will use best efforts to ensure that the Review Report does not contain any PII. The Review Report and all other Work Product related to an ARR Review will be owned by BBD and treated as work made for hire (as that phrase is defined in the U.S. Copyright Act of 1976), and BBD is permitted to distribute any Review Report as it deems necessary.

(c) Limitations of the ARR Review. The Asset Representations Reviewer will have no obligation to:

(i) determine whether a Delinquency Trigger Event has occurred or whether the required percentage of Noteholders has voted to direct an ARR Review under the Indenture, and is entitled to rely on the information in any Review Notice delivered by the Servicer;

(ii) determine which accounts and receivables are subject to an ARR Review, and is entitled to rely on the lists of Review Accounts and Review Receivables provided by the Servicer;

(iii) obtain or confirm the validity of the Review Materials and no liability for any errors contained in the Review Materials and will be entitled to rely on the accuracy and completeness of the Review Materials;

(iv) obtain missing or insufficient Review Materials from any party or any other source; or

(v) take any action or cause any other party to take any action under any of the Transaction Documents or otherwise to enforce any remedies against any Person for breaches of representations or warranties about the Review Accounts and Review Receivables.

Section 5.                   Asset Representations Reviewer Fees.

In connection with this Agreement, BBD, as Sponsor, shall pay the Asset Representations Reviewer fees (the “ARR Fees”) set forth in Exhibit B attached hereto.

Section 6.                   Consultation Requirements.

(a) Servicer Representatives. The Servicer shall consult with the Asset Representations Reviewer as may be necessary from time to time for the Asset Representations Reviewer to perform or carry out its obligations hereunder and under the Indenture, including responding to requests and answering questions from the Asset Representations Reviewer about access to Review Materials, obtaining missing or insufficient Review Materials and/or providing clarification of any Review Materials or Tests.

(b) Asset Representations Reviewer Representatives. The Asset Representations Reviewer will designate one or more representatives who will be available to BBD during the performance of an ARR Review and for a period of [two years] after the delivery of the Review Report to

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respond to any request and answer any questions. If BBD delivers notice to the Asset Representations Reviewer that any representative is unacceptable, with reasonable cause, then the Asset Representations Reviewer shall remove such representative and provide a replacement acceptable to BBD with suitable experience, ability and qualification.

(c) Audit. The Asset Representations Reviewer agrees that, with reasonable prior notice, and not more than once annually unless reasonable circumstances arise that necessitate additional audits, it will permit authorized representatives of BBD, during the Asset Representations Reviewer’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of the Asset Representations Reviewer for the purpose of confirming that the Asset Representations Reviewer is meeting all applicable information privacy and security requirements and all requirements under any applicable law, and is in compliance with this Agreement. In addition, the Asset Representations Reviewer will permit BBD’s representatives to make copies and extracts of any of those documents and to discuss them with the Asset Representations Reviewer’s officers and employees. BBD will cause its authorized representatives to hold in confidence the information obtained during the course of any such audit, except if disclosure is required by law or if BBD reasonably determines that it is required to make the disclosure under this Agreement or the other Transaction Documents.

Section 7.                   Review Materials.

(a) Provisions of Review Materials. The Servicer agrees to provide to the Asset Representations Reviewer, subject to the confidentiality provisions set forth in Section 13, reasonable access to the Review Materials within [60 days] of delivery of the Review Notice to the Asset Representations Reviewer. Access may be provided in one or more of the following ways: (i) by providing access to the Servicer’s receivables systems, either remotely or at one of the properties of the Servicer, (ii) by electronic posting to a password-protected website to which the Asset Representations Reviewer has access, (iii) by providing originals or photocopies at one of the properties of the Servicer where the applicable files are located or (iv) in another manner agreed to by the Servicer and the Asset Representations Reviewer. The Servicer may redact or remove Personally Identifiable Information from the Review Materials, so long as such redaction or removal does not change the meaning or usefulness of the Review Materials.

(b) Missing or Insufficient Review Materials. If any of the Review Materials are missing or insufficient for the Asset Representations Reviewer to perform any Test, the Asset Representations Reviewer will notify the Servicer promptly, and in any event no less than [30] days before completing the Review Report, and the Servicer, to the extent it is able to do so, will have [15] days to give the Asset Representations Reviewer access to such missing Review Materials or other documents or information to correct the insufficiency. If the missing or insufficient Review Materials have not been provided by the Servicer within [15] days, the parties agree that the Review Receivable or Review Account, as applicable, will have a “Test Incomplete” for the related Test(s) and the Review Report will indicate the reason for the Test Incomplete.

Section 8.                   Representations, Warranties and Covenants. The Asset Representations Reviewer hereby makes the following representations, warranties and covenants as of the date hereof:

(a)                Organization and Good Standing. It is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

(b)                Due Qualification. It is duly qualified to do business and, where necessary, is in good standing as a foreign limited liability company (or is exempt from such requirements),

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except where the failure to so qualify or obtain such approvals would not have a material adverse effect on its ability to perform its obligations under this Agreement and the Indenture.

(c)                Power and Authority and Enforceability. The Asset Representations Reviewer has the power and authority to execute, deliver and perform its obligations under this Agreement and the Indenture, as applicable. The Asset Representations Reviewer has authorized the execution, delivery and performance of this Agreement.

(d)                No Conflict. Its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and the Indenture, and the fulfillment of the terms hereof or thereof applicable to it will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any material indenture, contract, agreement or other instrument to which it is a party, and it shall promptly advise BBD of any development, event or circumstance that will or may have an adverse impact on its ability to perform its duties and obligations under this Agreement or the Indenture.

(e)                No Violation. Its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and the Indenture, and its fulfillment of the terms hereof and thereof applicable to it will not conflict with or violate any material law applicable to it.

(f)                 No Proceedings. There are no proceedings pending or, to the best of its knowledge, threatened or investigations pending or threatened against it before or by any governmental authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect its performance of its obligations under this Agreement or the Indenture, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

(g)                All Consents Required. All material authorizations, consents, orders, approvals or other actions of any governmental authority required to be obtained or effected by it in connection with its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and the Indenture and the fulfillment of the terms hereof and thereof applicable to it have been duly obtained or effected and are in full force and effect.

(h)                Enforceability. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(i)                  Safeguards. It has, and will continue to have, adequate administrative, technical, and physical safeguards designed to: (i) ensure the security and confidentiality of all Confidential Information (as defined below), (ii) protect against any anticipated threats or hazards to the security or integrity of Confidential Information and (iii) protect against unauthorized acquisition of, access to or use of Confidential Information that could result in a “breach” as that terms defined und applicable privacy laws, or substantial harm to BBD, any employee or customer of BBD, or any individual about whom BBD has or collects financial and other information.

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(j)                  Eligibility. It will notify BBD promptly if it no longer meets the ARR Eligibility Requirements.

(k)                Review Systems; Personnel. It will maintain business process management and/or other systems necessary to ensure that it can perform each Test and, on execution of this Agreement, will load each Test into the appropriate systems. The Asset Representations Reviewer will ensure that these systems allow for each Review Receivable, Review Account and the related Review Materials to be individually tracked and stored in accordance with Good Industry Practice. The Asset Representations Reviewer will maintain adequate staff that is properly trained to conduct ARR Reviews as required by this Agreement and the Indenture.

(l)                  Maintenance of Review Materials. Subject to all confidentiality provisions contained herein, it will maintain copies of any Review Materials, Review Reports and other documents relating to an ARR Review, including internal correspondence and work papers, for a period of two years after the termination of this Agreement. After such two year period, the Asset Representations Reviewer shall (at BBD’s option) either (i) promptly return to BBD all such information in its possession or (ii) destroy or erase permanently all such information and confirm in writing to BBD that it has done so.

(m)              Work Product. BBD will receive title to all Work Product free and clear of all mortgages, liens, pledges, custodianships, security interest or other encumbrances, restrictions, claims or charges of any kind.

(n)                Control Requirements. It will comply with all BBD policies, including but not limited to, data security and data protection policies, provided to and acknowledged and accepted in writing by it in connection with performing its duties under this Agreement and the Indenture. It shall also adhere to reasonable quality assurance procedures to ensure that the performance of the ARR Reviews have been delivered in accordance with Good Industry Practice.

(o)                Opinion of Counsel. On the date hereof and promptly upon any request from BBD or the Issuer, as applicable, it shall provide an opinion of counsel, which may be an opinion of in-house counsel, addressed to BBD, the Issuer and any other party reasonably requested by BBD or the Issuer, as applicable, to the effect that: (i) Clayton is validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has the power and authority to transact the business in which it is now engaged and to enter into and to perform all of its obligations under this Agreement; (ii) the execution, delivery and performance by Clayton of this Agreement and the consummation by Clayton of the services contemplated hereby have been duly authorized by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered by Clayton; and (iv) this Agreement constitutes the valid and binding obligation of Clayton, enforceable against Clayton in accordance with its terms.

On discovery by the Asset Representations Reviewer or BBD of a breach of any of the representations, warranties or covenants contained herein, the party discovering such breach will give prompt written notice to the other parties.

Section 9.                   Indemnity by BBD.

BBD agrees to indemnify and defend the Asset Representations Reviewer and any officers, directors and employees against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees, and expenses (collectively, “Losses”) that the

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Asset Representations Reviewer may sustain under this Agreement or the Indenture in connection with claims asserted at any time by third parties against the Asset Representations Reviewer which result from any act taken by the Asset Representations Reviewer (acting in good faith) under this Agreement or the Indenture, unless such Losses are the result of (a) the material breach of this Agreement or the Indenture, as applicable, by the Asset Representations Reviewer, (b) the Asset Representations Reviewer’s failure to comply with requirements of applicable federal, state and local laws and regulations, in performing its duties as the Asset Representations Reviewer hereunder or the Indenture, as applicable, (c) the negligence, willful misconduct or bad faith of the Asset Representations Reviewer, or (d) any material failure of the representations, warranties or covenants made by the Asset Representations Reviewer hereunder or in connection herewith to be true and correct.

Promptly on receipt by the Asset Representations Reviewer of notice of a proceeding against it, the Asset Representations Reviewer will notify BBD. BBD may participate in and assume the defense and settlement of a proceeding at its expense. If BBD notifies the Asset Representations Reviewer of its intention to assume the defense of the proceeding with counsel reasonably satisfactory to the Asset Representations Reviewer, and so long as BBD assumes the defense of the proceeding in a manner reasonably satisfactory to the Asset Representations Reviewer, BBD will not be liable for legal expenses of counsel to the Asset Representations Reviewer unless there is a conflict between the interests of BBD and the Asset Representations Reviewer. If there is a conflict, BBD will pay for the reasonable fees and expenses of separate counsel to the Asset Representations Reviewer. No settlement of a proceeding may be made without the approval of BBD and the Asset Representations Reviewer, which approval will not be unreasonably withheld.

Section 10.                Indemnity by Asset Representations Reviewer.

The Asset Representations Reviewer shall indemnify, defend and hold harmless BBD and the Issuer, and their respective officers, directors, agents and employees from and against any Losses to the extent that such Losses arose out of, or were imposed upon BBD or the Issuer through (i) the negligence, willful misconduct or bad faith of the Asset Representations Reviewer in the performance of its duties under this Agreement or the Indenture, (ii) or by reason of the Asset Representations Reviewer’s material breach of any of its representations, warranties or covenants in this Agreement or (iii) failure by the ARR to comply with applicable law or an applicable BBD policy to which the Asset Representations Reviewer acknowledged and accepted in writing. The Asset Representations Reviewer’s obligations under this Section will survive the termination of this Agreement and the resignation or removal of Clayton as the Asset Representations Reviewer.

Section 11.                Limitation of Liability.

The Asset Representations Reviewer will not be liable to any Person for any action taken, or not taken, in good faith under this Agreement or for errors in judgment; however, the Asset Representations Reviewer will be liable for its willful misconduct, bad faith or negligence in performing its obligations under this Agreement and the Indenture. In no event will any party hereto be liable for special, indirect or consequential loss or damage (including loss of profit).

Section 12.                Removal and Resignation of Asset Representations Reviewer; Termination of Agreement.

(a) Successor Asset Representations Reviewer. If the Asset Representations Reviewer resigns or is removed pursuant to the terms of this Agreement, BBD will engage and the Issuer will appoint a successor Asset Representations Reviewer. No removal or resignation of the Asset Representations Reviewer will become effective until the acceptance and appointment of a successor

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Asset Representations Reviewer. The successor Asset Representations Reviewer so engaged and appointed will, upon its acceptance of such appointment, become the Asset Representations Reviewer.

(b) Removal of Asset Representations Reviewer. Subject to the terms of this Agreement, BBD may, by giving written notice to the Asset Representations Reviewer, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, upon the occurrence of any of the following conditions:

(i) Failure on the part of the Asset Representations Reviewer to duly observe or perform any covenant or agreement of the Asset Representations Reviewer set forth in this Agreement or the Indenture, which failure continues un-remedied for a period of thirty (30) calendar days after the date on which an officer of the Asset Representations Reviewer had actual knowledge of such failure or on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Review by BBD;

(ii) (A) the commencement of an involuntary case in respect of the Asset Representations Reviewer under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within sixty (60) calendar days, or (B) the entry of a decree or order for relief by a court or regulatory authority having jurisdiction in respect of the Asset Representations Reviewer in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future, federal or state, bankruptcy, insolvency or similar law, or upon the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Asset Representations Reviewer or of any substantial part of its properties or upon the ordering of the winding up or liquidation of the affairs of the Asset Representations Reviewer;

(iii) The commencement by the Asset Representations Reviewer of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future, federal or state, bankruptcy, insolvency or similar law, or the consent by the Asset Representations Reviewer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Asset Representations Reviewer or of any substantial part of its property or the making by the Asset Representations Reviewer of an assignment for the benefit of creditors or the failure by the Asset Representations Reviewer generally to pay its debts as such debts become due or the taking of corporate action by the Asset Representations Reviewer in furtherance of any of the foregoing;

(iv) The Asset Representations Reviewer no longer meets the ARR Eligibility Requirements; or

(v) Subject to the final paragraph of Section 12(d) below, there is a direct or indirect change in Control of the Asset Representations Reviewer or any parent company of the Asset Representations Reviewer.

BBD may also, without cause, but upon 30 days advance written notice to the Asset Representations Reviewer, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement; provided that any such termination without cause shall not be effective until the Asset Representations Reviewer has completed and timely delivered all Review Reports for any then in-progress ARR Review.

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(c) Transfer of Responsibilities. On or after the receipt by the Asset Representations Reviewer of written notice of termination in connection with any occurrence described in clause 12(b) above (the “Termination Notice Date”), the Asset Representations Reviewer agrees to work diligently and in good faith with BBD in effecting the transfer of the responsibilities and rights of the Asset Representations Reviewer under this Agreement and the Indenture to a successor Asset Representations Reviewer. If an instrument of acceptance by a successor Asset Representations Reviewer shall not have been entered into and delivered to BBD within thirty (30) calendar days of the Termination Notice Date, BBD may petition a court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer. Subject to any amounts owed under Section 9 or Section 10, respectively, any and all expenses related to the removal or resignation of Clayton as the Asset Representations Reviewer and the appointment of a successor Asset Representations Reviewer shall be several and not joint and each party hereto working together in good faith shall be responsible for any and all costs such party incurs that arises directly or indirectly out of such resignation, removal and transition to a successor Asset Representations Reviewer, and no party hereto shall look to any other party hereto for purposes of paying or reimbursing such costs or expenses, unless such costs or expenses are directly related to a specific request made by one party to the other and the party satisfying the requests provides adequate prior notice to the party making the requests that in order to fulfill such request reasonable payment or reimbursement will be required. Upon the acceptance and appointment of a successor Asset Representations Reviewer, all authority, power, obligations and responsibilities of Clayton as the Asset Representations Reviewer under this Agreement and the Indenture shall, unless otherwise expressly stated herein, be terminated.

(d) Resignation of Asset Representations Reviewer. The Asset Representations Reviewer may not resign as Asset Representations Reviewer, except:

(i) upon determination that (A) the performance of its obligations under this Agreement is no longer permitted under applicable law and (B) there is no reasonable action that it could take to make the performance of its obligations under this Agreement permitted under applicable law;

(ii) with the consent of BBD; or

(iii) in the event of non-receipt of payment, as described in this Section 12(d).

The Asset Representations Reviewer will give BBD sixty (60) days’ prior written notice of its resignation. Any determination permitting the resignation of the Asset Representations Reviewer under subsection (i) above must be evidenced by an Opinion of Counsel delivered to BBD, the Servicer and the Indenture Trustee. After the delivery by the Asset Representations Reviewer of written notice of resignation, the Asset Representations Reviewer agrees to work diligently and in good faith with BBD in effecting the transfer of the responsibilities and rights of the Asset Representations Reviewer under this Agreement and the Indenture to a successor Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will become effective until a successor Asset Representations Reviewer is in place.

Subject to the terms of this Agreement, the Asset Representations Reviewer may resign and terminate this Agreement if it does not receive any payment required to be made in connection with an undisputed invoice under the terms of this Agreement, which failure continues un-remedied for a period of thirty (30) days after written notice of such failure shall have been given to BBD (with a copy of such notice to the Indenture Trustee) (the “Cure Period”). If an instrument of acceptance by a successor Asset Representations Reviewer shall not have been entered into and delivered to BBD within thirty (30) days after the end of the Cure Period, then the resigning Asset Representations Reviewer may petition a court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer.

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Any Person (i) into which the Asset Representations Reviewer is merged or consolidated, (ii) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (iii) succeeding to the business of the Asset Representations Reviewer, if that Person meets the ARR Eligibility Requirements, will be the successor to the Asset Representations Reviewer under this Agreement. Such Person will execute and deliver to BBD an agreement to assume the Asset Representations Reviewer’s obligations under this Agreement (unless the assumption happens by operation of law).

(e) Survival. This Agreement and the respective obligations and responsibilities of the parties hereto hereunder shall (unless otherwise expressly stated herein) terminate, on the date on which the Issuer is terminated in accordance with Article IX of the Trust Agreement.

Section 13.                Confidential Information.

The Asset Representations Reviewer will preserve the confidentiality of any non-public information obtained by it in connection with its performance of its responsibilities hereunder and the Indenture, including but not limited to (i) personal or financial information regarding BBD’s former, current or prospective clients, customers or employees, (ii) business or technical processes, formulae, source codes, object code, product designs, sales, cost and other un-published financial information, customer information, product and business plans, projections, marketing data or strategies, trade secrets, intellectual property rights, know-how, plans, projections, marketing data or strategies, trade secrets, intellectual property rights, know-how, expertise, methods and procedures for operation, information about employees customer names, business or technical proposals, and (iii) any other information which is or should reasonably be understood to be confidential or proprietary (“Confidential Information”), in all cases whether tangible or intangible and regardless of the medium in which it is stored or presented and all copies of such information, as well as all memoranda, notes, summaries, analyses, computer records, and other material that contain or reflect Confidential Information; and will implement and maintain safeguards to further assure the confidentiality of the Confidential Information. The Confidential Information will not, without the prior written consent of BBD be disclosed or used by the Asset Representations Reviewer, or its officers, directors, employees, agents, representatives or affiliates, including legal counsel or accountants, provided, however, that nothing herein shall prevent the Asset Representations Reviewer from disclosing such Confidential Information (i) to the Asset Representations Reviewer’s managers, officers, members, employees, agents and professional consultants in connection with the Asset Representations Reviewer’s obligations under this Agreement and the Indenture, (ii) to any federal or state regulatory agency or governmental authority to which such disclosure is required (A) to effect compliance with any law, rule, regulation or order applicable to the Asset Representations Reviewer or (B) in response to any subpoena or legal process, or (iii) to the extent such Confidential Information becomes public through no act or fault of the Asset Representations Reviewer. In the case of any disclosure permitted by clause (ii) of the proviso, the Asset Representations Reviewer, if permitted by law, regulation, rule or order, will use its best efforts to provide BBD with notice of the requirements and will cooperate in BBD’s pursuit of a proper protective order or other relief for the disclosure of the Confidential Information, and if BBD is unable to obtain a protective order or other proper remedy by the date that the information is required to be disclosed, the Asset Representations Reviewer will disclose only that part of the Confidential Information that it is advised by its legal counsel it is legally required to disclose. This Section 13 shall survive the termination of this Agreement or the removal or resignation of the Asset Representations Reviewer and the Asset Representations Reviewer will be responsible for any breach of this Section. If any action is initiated by BBD to enforce this Section, the prevailing party will be entitled to reimbursement of costs and expenses, including reasonable attorney’s fees, incurred by it for the enforcement.

Section 14.                Personally Identifiable Information.

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“Personally Identifiable Information” or “PII” means information in any format about an identifiable individual, including, name, address, phone number, e-mail address, account number(s), identification number(s), any other actual or assigned attribute associated with or identifiable to an individual and any information that when used separately or in combination with other information could identify an individual.

BBD does not grant the Asset Representations Reviewer any rights to PII except as expressly provided in this Agreement. The Asset Representations Reviewer will use PII only to perform its obligations under this Agreement or as specifically directed in writing by BBD and will only reproduce PII to the extent necessary for these purposes. The Asset Representations Reviewer must comply with all laws applicable to PII and the Asset Representations Reviewer’s business, including any legally required codes of conduct, including those relating to privacy, security and data protection. The Asset Representations Reviewer will protect and secure PII. The Asset Representations Reviewer will implement privacy or data protection policies and procedures that comply with applicable law and in accordance with Good Industry Practice. The Asset Representations Reviewer will implement and maintain reasonable and appropriate practices, procedures and systems, including administrative, technical and physical safeguards designed to (i) protect the security, confidentiality and integrity of PII, (ii) ensure against anticipated threats or hazards to the security or integrity of PII, (iii) protect against unauthorized access to or use of PII and (iv) otherwise comply with its obligations under this Agreement. These safeguards include a written data security plan, employee training, information access controls, restricted disclosures, systems protections (e.g., intrusion protection, data storage protection and data transmission protection) and physical security measures.

In addition to the use and protection requirements described above, the Asset Representations Reviewer’s disclosure of PII is also subject to the following requirements:

(i) The Asset Representations Reviewer will not disclose PII to its personnel or allow its personnel access to PII except (A) for the Asset Representations Reviewer personnel who require PII to perform an ARR Review, (B) with the prior consent of BBD or (C) as required by applicable law. When permitted, the disclosure of or access to PII will be limited to the specific information necessary for the individual to complete the assigned task. The Asset Representations Reviewer will inform personnel with access to PII of the confidentiality requirements in this Agreement and train its personnel with access to PII on the proper use and protection of PII.

(ii) The Asset Representations Reviewer will not sell, disclose, provide or exchange PII with or to any third party without the prior consent of BBD.

The Asset Representations Reviewer will notify BBD promptly in the event of an actual or reasonably suspected security breach, unauthorized access, misappropriation or other compromise of the security, confidentiality or integrity of PII and, where applicable, immediately take action to prevent any further breach.

Except where return or disposal is prohibited by applicable law, promptly on the earlier of the completion of the ARR Review or the request of BBD, all PII in any medium in the Asset Representations Reviewer’s possession or under its control will be (i) destroyed in a manner that prevents its recovery or restoration or (ii) if so directed by BBD, returned to BBD without the Asset Representations Reviewer retaining any actual or recoverable copies, in both cases, without charge to BBD.

The Asset Representations Reviewer will cooperate with and provide information to

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BBD regarding the Asset Representations Reviewer’s compliance with this Section. The Asset Representations Reviewer and BBD agree to modify this Section as necessary from time to time for either party to comply with applicable law.

The Asset Representations Reviewer will permit BBD and its authorized representatives to audit the Asset Representations Reviewer’s compliance with this Section during the Asset Representations Reviewer’s normal business hours on reasonable advance notice to the Asset Representations Reviewer, but not more than once annually unless reasonable circumstances arise that necessitate additional audits. The Asset Representations Reviewer will also permit BBD during normal business hours on reasonable advance written notice to audit any service providers used by the Asset Representations Reviewer to fulfill the Asset Representations Reviewer’s obligations under this Agreement.

If the Asset Representations Reviewer processes the PII of BBD’s Affiliates or a third party when performing an ARR Review, and if such Affiliate or third party is identified to the Asset Representations Reviewer, such Affiliate or third party is an intended third-party beneficiary of this Section, and this Agreement is intended to benefit the Affiliate or third party. The Affiliate or third party will be entitled to enforce the PII related terms of this Section against the Asset Representations Reviewer as if each were a signatory to this Agreement.

Section 15.                Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Agreement and signature pages may be transmitted between them by facsimile or by electronic mail and that faxed and PDF signatures may constitute original signatures and that a faxed or PDF signature page containing the signature (faxed, PDF or original) is binding upon the parties.

Section 16.                GOVERNING LAW; Consent to Jurisdiction; Waiver of Jury Trial.

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Each party hereto hereby consents and agrees that the state or federal courts located in the Borough of Manhattan in New York City shall have exclusive jurisdiction to hear and determine any claims or disputes between them pertaining to this Agreement or to any matter arising out of or relating to this Agreement; provided, that each party hereto acknowledges that any appeals from those courts may have to be heard by a court located outside of the Borough of Manhattan in New York City. Each party hereto submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that such party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint, and other process may be made by registered or certified mail addressed to such party at its address as determined in accordance with Section 18, and that service so made shall be deemed completed upon the earlier of such party’s actual receipt thereof or three days after deposit in the United States mail, proper postage prepaid. Nothing in this Section 16 shall affect the right

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of any party hereto to serve legal process in any other manner permitted by law.

Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, the parties hereto waive all rights to trial by jury in any action, suit, or proceeding brought to resolve any dispute, whether sounding in contract, tort or otherwise, arising out of, or connection with, related to, or incidental to the relationship established among them in connection with this Agreement or the transactions contemplated hereby.

Section 17.                Waiver.

No waiver, amendment or modification of this Agreement shall be effective unless it is in writing signed by the parties hereto.

Section 18.                Notices.

All notices, demands, instructions and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given upon delivery or, in the case of a letter mailed by registered first class mail, postage prepaid, three days after deposit in the mail. Unless otherwise specified in a notice sent in accordance with the provisions of this section, notices, demands, instructions and other communications in writing will be given to the respective parties at their respective addresses listed on the signature page to this Agreement.

Section 19.                Further Assurances.

BBD and Asset Representations Reviewer agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other parties hereto in order to effect more fully the purposes of this Agreement.

Section 20.                Assignment.

Except as otherwise provided herein, this Agreement may not be assigned by any party hereto without the prior written consent of the remaining parties hereto.

Section 21.                Dispute Resolution.

If an Account or Receivable that was reviewed by the Asset Representations Reviewer is the subject of a dispute resolution proceeding under the Indenture, the Asset Representations Reviewer will participate in the dispute resolution proceeding on the request of BBD. The reasonable out-of-pocket expenses of the Asset Representations Reviewer together with reasonable compensation for the time it incurs in connection with its participation in any dispute resolution proceeding will be paid: (i) if the requesting party selects mediation as the resolution method, as mutually agreed upon by the repurchase party and the requesting party as part of the mediation, and (ii) if the requesting party selects arbitration as the resolution method, in accordance with the final determination of the arbitrator.

Section 22.                No Petition.

Each of the parties, by entering into this Agreement agrees that, before the date that is one year and one day (or, if longer, any applicable preference period) after the termination of this

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Agreement, it will not start or pursue against, or join any other Person in starting or pursuing against, the Transferor or the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law. This Section will survive the termination of this Agreement.

Section 23.                Amendments.

This Agreement may be amended from time to time by written instrument signed by each of the parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties has duly executed this Asset Representations Reviewer Agreement as of the date first written above.

	BARCLAYS BANK DELAWARE	CLAYTON FIXED INCOME SERVICES LLC

	By: ______________________________	By: ______________________________
	Name: ______________________	Name: ______________________
	Title: _______________________	Title: _______________________

	Address:	Address:
	Barclays Bank Delaware	Clayton Fixed Income Services LLC
	125 South West Street	1700 Lincoln Street, Suite 1600
	Wilmington, DE 19801	Denver, CO 80203
	Attention: Lawrence Drexler	Attention:	[__]
	Telephone: (302) 255-8070	Telephone:	[__]
	E-mail: ldrexler@barclaycardus.com	E-mail:	[__]

BARCLAYS DRYROCK ISSUANCE TRUST

By:	Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee

By: _____________________________
Name: ______________________
Title: _______________________

Address:
Wilmington Trust, National Association
Rodney Square North
1100 North Market St.
Wilmington, DE 19890
Attention: Corporate Trust Administration
Telephone: (312) 651-1000
E-mail: PEvans@wilmingtontrust.com

[Signature Page to Asset Representations Reviewer Agreement]

Exhibit A

Eligible Representations, Review Materials and Tests

Eligible Representations	Review Materials	Tests

Ex. A-1

Exhibit B

Asset Representations Reviewer Fees

(a)                      [A one-time set-up fee of $[__], due on the date of this Agreement.]

(b)                      An annual retainer fee equal to $[__]. The annual fee will be invoiced and paid on a quarterly basis in arrears, beginning on [_][_], 2015 and shall continue until this Agreement is terminated.

(c)                      Following the completion of an ARR Review and the delivery to the Servicer of a detailed invoice, the Asset Representations Reviewer will be entitled to a fee of $[__] for each Review Receivable and Review Account for which the ARR Review was started (“Review Fee”). However, no review fee will be charged for any Review Receivable or Review Account which was included in a prior ARR Review or for which no Tests were completed prior to the Asset Representations Reviewer being notified of a termination of the ARR Review.

(d)                      If the Servicer provides access to the Review Materials at one of its properties, the Asset Representations Reviewer will be reimbursed by the Sponsor for its reasonable travel expenses incurred in connection with the ARR Review.

(e)                      Once a detailed invoice is submitted, the Review Fee will be paid by BBD, as Sponsor, within [45] days of receipt thereof (to the extent such invoice is not disputed).

(f)                       Any fees owed to the Asset Representations Reviewer shall be payable by BBD, as Sponsor, pursuant to Section 5 of this Agreement.

Ex. B-1

ANNEX A

(Insert Series subject to this Agreement.)

Annex. A